Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KonaRed Corporation

We consent to the incorporation by reference in KonaRed Corporation’s registration statement on Post-Effective Amendment No. 1 to Form S-8 of our report dated March 17, 2014, with respect to our audit of the balance sheet of KonaRed Corporation as of December 31, 2013, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year then ended.  Our report dated March 17, 2014, related to these financial statements, included an emphasis of a matter paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

/s/ Anton & Chia, LLP

Newport Beach, California
May 29, 2014

4400 MacArthur Blvd. Suite 970 Newport Beach, CA 92660 Tel. 949.769.8905 Fax: 949.623.9885 info@ancsecservices.com